EXHIBIT 99.1

NEWS
RELEASE

2004-07

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS 2004 FIRST QUARTER RESULTS

HOUSTON, TEXAS, May 6, 2004 – Frontier Oil Corporation (NYSE: FTO) announced a net loss of ($3.7) million, or ($0.14) per share, for the first quarter ended March 31, 2004, the same results as the first quarter of 2003. The 2004 first quarter results benefited from strong gasoline margins and crude oil differentials. Gasoline crack spreads were $7.49 per barrel in the first quarter 2004 compared to $5.85 per barrel in the first quarter of 2003. Offsetting these positive factors, the 2004 first quarter was negatively impacted by a fire in the coker furnaces and planned turnaround activity at the Cheyenne Refinery and continued high legal expenses. The timing of the planned Cheyenne maintenance was accelerated to allow the Company to maximize crude charge rates for the remainder of the year as well as to capture higher gasoline margins prior to the peak driving season. The 2003 first quarter results were negatively impacted by a crude unit turnaround at the El Dorado Refinery.

Total crude charge for the first quarter 2004 averaged approximately 152,000 barrels per day compared to 144,800 barrels per day in the first quarter 2003. The crude charge rate in 2004 was higher than in 2003 despite the fire at the Cheyenne Refinery and planned and unplanned maintenance at both refineries largely because of the crude unit turnaround at El Dorado in 2003. The maintenance at both refineries led to a reduction in crude charge and an increase in inventories of intermediates. Operating expenses for the first quarter 2004 increased $4.0 million from the first quarter 2003 due primarily to higher natural gas costs and increased maintenance expenses. Legal expenses for the quarter totaled approximately $4.8 million related primarily to the ongoing Holly Corp. lawsuit and the Beverly Hills litigation. Frontier expects a ruling on the Holly litigation from the Delaware Chancery Court this summer.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “Although we are disappointed by the impact of the fire at Cheyenne and our first quarter results, we are extremely encouraged by the outlook for the remainder of the year. The second quarter is off to a terrific start as gasoline and distillate crack spreads in our principal markets and the WTI/WTS and light/heavy crude spreads are well above last year and five-year averages. We completed planned and unplanned maintenance at both refineries in the first quarter and we expect to run at capacity for the remainder of the year. In fact, notwithstanding the fire at Cheyenne, we expect to exceed our original crude running plan for the year.”

Frontier’s balance sheet remains healthy with a cash balance of $62.6 million as of March 31, 2004. Total inventory increased from $124.0 million at December 31, 2003 to $161.7 million at March 31, 2004 due to the continued rise in price of crude oil and finished products and the unplanned downtime described above. Total debt outstanding at the end of the first quarter 2004 was $248.7 million, comprised of $80.0 million borrowed under the Company’s revolving credit facility and $168.7 million in long-term debt.

The first quarter results include an after-tax inventory gain of approximately $9.0 million, or $0.34 per share, compared to a gain of $5.2 million, or $0.20 per share, for the same period of 2003.

Conference Call

A conference call is scheduled for today, May 6, 2004, at 11:00 a.m. eastern time, to discuss the financial results. To access the call, please dial (800) 915-4836. For those outside the U.S., please call (973) 317-5319. A replay may be heard through May 18, 2004 by dialing (800) 428-6051 and entering the passcode 352038. To access the call or the replay via the Internet, go to www.frontieroil.com and register on the Investor Relations page.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

                                                   FRONTIER OIL CORPORATION

                                                                                     Three Months Ended
                                                                                          March 31,
                                                                        ------------------------------------------------
                                                                                 2004                    2003
                                                                        ---------------------- -------------------------

INCOME STATEMENT DATA ($000's except per share)
Revenues                                                                $             537,332  $                499,384
Raw material, freight and other costs                                                 464,583                   435,304
Refinery operating expenses, excluding depreciation                                    55,290                    51,311
Selling and general expenses, excluding depreciation                                    6,675                     4,678
Merger termination legal costs                                                          3,287                         0
                                                                        ---------------------- -------------------------
Operating income before depreciation (EBITDA) (1)                                       7,497                     8,091
Depreciation                                                                            7,819                     6,960
                                                                        ---------------------- -------------------------
Operating (loss) income                                                                  (322)                    1,131
Interest expense and other financing costs                                              5,856                     7,426
Interest income                                                                          (201)                     (373)
Benefit for income taxes                                                               (2,241)                   (2,222)
                                                                        ---------------------- -------------------------
Net loss                                                                $              (3,736) $                 (3,700)
                                                                        ====================== =========================
Net loss per share                                                      $               (0.14) $                  (0.14)
Average shares outstanding (000's)                                                     26,300                    25,864

OTHER FINANCIAL DATA ($000's)
Cash flow before changes in working capital                             $               4,570  $                  2,658
Working capital changes                                                               (21,828)                  (21,997)
Net cash used by operating activities                                                 (17,258)                  (19,339)
Net cash used by investing activities                                                 (16,581)                   (6,607)
Net cash provided by financing activities                                              31,953                    27,513

OPERATIONS
Consolidated
Operations (bpd)
    Total charges                                                                     152,015                   144,824
    Gasoline yields                                                                    74,468                    74,614
    Diesel yields                                                                      47,459                    42,760
    Total sales                                                                       148,642                   144,921

Refinery operating margin information ($ per sales bbl)
    Refined products revenue                                            $               39.97  $                  38.16
    Raw material, freight and other costs                                               34.35                     33.38
    Refinery operating expenses, excluding depreciation                                  4.09                      3.93
    Refinery depreciation                                                                0.56                      0.54

Light/Heavy crude spread ($ per bbl) (2)                                $                8.17  $                   7.37
WTI/WTS Differential ($ per bbl)                                                         2.88                      2.38

BALANCE SHEET DATA ($000's)                                                 At March 31, 2004      At December 31, 2003
                                                                        ---------------------- -------------------------
Cash, including cash equivalents                                        $              62,634  $                 64,520
Working capital                                                                        21,390                    38,621
Short-term and current debt                                                            80,000                    45,750
Total long-term debt                                                                  168,742                   168,689
Shareholders' equity                                                                  165,592                   169,277

(1)   EBITDA represents income before interest expense, interest income, income tax, and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. EBITDA should not be considered as an alternative to net income (loss) or operating income (loss), as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it enhances an investor's understanding of Frontier's ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s EBITDA for the three months ended March 31, 2004 and 2003 is reconciled to net loss as follows:

                                                                      Three Months Ended
                                                                           March 31,
                                                               ----------------------------------
                                                                     2004             2003
                                                               ----------------- ----------------

Net loss                                                       $         (3,736) $        (3,700)
Subtract benefit for income taxes                                        (2,241)          (2,222)
Add interest expense and other financing costs                            5,856            7,426
Subtract interest income                                                   (201)            (373)
Add depreciation                                                          7,819            6,960
                                                               ----------------- ----------------
EBITDA                                                         $          7,497  $         8,091
                                                               ================= ================

(2)   Average light/heavy crude oil spread is the differential between the benchmark average West Texas Intermediate (WTI)crude priced at Cushing, Oklahoma and the heavy crude oil priced delivered to the Cheyenne Refinery. The light/heavy spread has been restated in prior periods using WTI as the light crude oil in order to be comparable with the WTI/WTS spread reported for the El Dorado Refinery.

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